EXHIBIT 3.1
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                          FIRST AMENDMENT TO
                  THE AMENDED AND RESTATED BYLAWS OF
                   AMLI RESIDENTIAL PROPERTIES TRUST

     WHEREAS, AMLI Residential Properties Trust, a Maryland real estate investment trust (the "Trust"), has adopted the Amended and Restated Bylaws by unanimous consent February 6, 1994 (the "Bylaws"); and

     WHEREAS, the Board of Trustees of the Trust has the authority to amend the Bylaws;

     WHEREAS, the members of the Board of Trustees of the Trust now consider it desirable to amend the Bylaws to exempt the Trust from the Maryland Control Share Acquisition Act;

     NOW, THEREFORE, IT IS RESOLVED, that the Bylaws shall be, and it hereby is, amended, effective as of the date the Board of Trustees of the Trust approve of this amendment, by adding the following Article XV:




                              ARTICLE XV

             EXEMPTION FROM CONTROL SHARE ACQUISITION ACT

     The provisions of Title 3, Subtitle 7 of the Maryland General Corporation Law (the Maryland Control Share Acquisition Act), or any successor statute thereto, shall not apply to any acquisition by any person of Shares of the Trust. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw and consistent with applicable law, apply to any prior or subsequent control share acquisition.



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     I, Charlotte Sparrow, Secretary of AMLI Residential Properties Trust,
hereby certify that the foregoing is a true, correct and complete copy of the First Amendment to Amended and Restated Bylaws of AMLI Residential Properties Trust approved and adopted by the Board of Trustees of said Trust on February 3, 2003.

     Dated this 3rd day of February, 2003.




                                  ______________________
                                  Secretary as Aforesaid